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                                                                    Exhibit 99.1


CSK AUTO CORPORATION ANNOUNCES FILING OF EQUITY REGISTRATION STATEMENT TO REDUCE OUTSTANDING DEBT

Phoenix, Arizona, June 6, 2002 - CSK Auto Corporation (NYSE: CAO) today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of up to 11,283,967 shares of its common stock. Of these shares, 5,642,000 will be newly issued shares offered by CSK and 5,641,967 are currently owned by certain selling minority stockholders. No companies related to INVESTCORP, S.A., which through its relationship with a number of our stockholders is deemed to be CSK's largest stockholder, will be selling any of their shares in this offering.

     CSK intends to use its proceeds from the offering to redeem up to $81.25 million in principal amount (plus any accrued interest and redemption premium) of the 11% senior subordinated notes due 2006 that were issued by its subsidiary, CSK Auto, Inc. Any net proceeds received by CSK in addition to the amount needed for this redemption and related expenses will be applied to reduce indebtedness under CSK Auto, Inc.'s senior credit facility. CSK will not receive any proceeds from the sale of the shares of common stock being offered by the selling stockholders.

     Merrill Lynch & Co. and UBS Warburg are acting as the co-lead managers of the offering, and Credit Suisse First Boston and Goldman, Sachs & Co. are acting as co-managers. CSK has granted the underwriters a 30-day option to purchase up to 1,692,595 additional shares of common stock.

     Copies of the written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, (212) 449-1000, or UBS Warburg, 299 Park Avenue, New York, NY 10171, (212) 821-3000.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 5, 2002, the Company operated 1,124 stores in 19 states under the brand names Checker Auto Parts, Schuck's Auto Supply and Kragen Auto Parts.

     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of words such as CSK or its management "believes," "anticipates," "intends," "expects," "plans," "is confident that" or words of similar meaning. Similarly, statements that describe CSK's future plans, objectives, strategies, goals or its ability to complete the offering are forward-looking statements. It is possible that the Company's expectations may not be met due to various factors, many of which are beyond the control of the Company. Attention is directed to "Risk Factors" and "Management's Discussion



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and Analysis of Financial Condition and Results of Operations - Liquidity and
Capital Resources" in the Registration Statement on Form S-3 filed by CSK Auto Corporation on June 6, 2002 for a discussion of some of the factors, risks and uncertainties that could affect CSK's future results.


CONTACT:
Don Watson
CSK Auto Corporation
(602) 631-7224

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